UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 20, 2017

CARBO Ceramics Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-15903	72-1100013
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

575 North Dairy Ashford, Suite 300
Houston, Texas		77079
(Address of Principal Executive Offices)		(Zip Code)

(281) 921-6400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 20, 2017, the Compensation Committee (the “Committee”) of the Board of Directors of CARBO Ceramics Inc. (the “Company”) approved the Fifth Amended and Restated Employment between the Company and Gary Kolstad, Chief Executive Officer of the Company (the “Agreement”), in order to modify his annual incentive bonus beginning with fiscal year 2017, and to provide for a revision to his annual base salary.

Pursuant to the Agreement, commencing with the 2017 fiscal year, Mr. Kolstad’s annual incentive bonus will be granted under the 2014 CARBO Ceramics Omnibus Incentive Plan pursuant to a Performance-Based Cash Award Agreement with such performance targets, measures and other provisions as established from time to time by the Committee.  The target award was set at 100% of his annual base salary.  Prior to the amendment, Mr. Kolstad’s employment agreement contained a provision granting him the right to receive a percentage of the Company’s earnings, a benefit that no longer exists under the Agreement.

In addition to modifying the annual incentive bonus structure, the Agreement increases Mr. Kolstad’s annual base salary from $800,000 to $850,000, effective April 1, 2017.  The Committee noted that Mr. Kolstad had voluntarily reduced his effective pay during a portion of 2016 pursuant to a previously announced program.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which will be filed with the Company’s Quarterly Report on Form 10-Q for the first quarter of fiscal year 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARBO CERAMICS INC.
Date: March 24, 2017
	By:	/s/ Ernesto Bautista III
Ernesto Bautista III
Vice President and Chief Financial Officer